UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Estee Lauder 1994, Trust (1)
   c/o Leonard A. Lauder, Trustee
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/30/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Trust with Insider Trustees
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |11/12/|S   | |765,000           |D  |$71.00     |4,640,548 (2)      |D     |Sale by EL 1994 Trust      |
                           |1998  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/12/|S   | |135,000           |D  |$71.00     |4,492,361 (2)      |D (2) |Sale by LAL Family Ptrs. (2|
                           |1998  |    | |                  |   |           |                   |      |)                          |
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Class A Common Stock       |11/20/|G   |V|17,250            |D  |           |6,694,172 (2)      |D (2) |Gift by Ronald S. Lauder (2|
                           |1998  |    | |                  |   |           |                   |      |)                          |
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                           |      |    | |                  |   |           |(2)                |(2)   |(2)                        |
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___________________________________________________________________________________________________________________________________|
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Designated filer on behalf of (a) the Reporting Person (the "EL 1994 Trust"), a ten percent owner of the issuer,
(b) LAL Family Partners L.P. ("LAL Family Partners"), a ten percent owner of the issuer, (c) LAL Family Corporation, a ten percent owner of the issuer, (d) Leonard A. Lauder ("LAL"), Chairman of the Board of Directors, Chief
Executive Officer and a ten percent owner of the issuer, (e) Evelyn H. Lauder ("EHL") (who is the spouse of LAL), an Executive Officer (Senior Corporate Vice President) of the issuer, and (f) Ronald S. Lauder ("RSL"), a Director, an Executive Officer (Chairman of Estee Lauder International, Inc. and Clinique Laboratories, Inc.) and a 10% owner of the issuer.
2. As reported on the first page of this Form 4, on November 12, 1998, the EL 1994 Trust sold 765,000 shares of
Class A Common Stock and LAL Family Partners sold 135,000 shares of Class A Common Stock. On November 20,
1998, RSL made a gift of 17,250 shares of Class A Common Stock. After these transactions, the amounts of Class
A Common Stock beneficially owned by:
(a) EL 1994 Trust includes 4,640,548 shares held directly and no shares held indirectly;
(b) LAL Family Partners includes 4,492,361 shares held directly and no shares held indirectly;
(c) LAL Family Corporation includes 4,492,361 shares held indirectly as a general partner of LAL Family Partners and LAL Family Corporation disclaims beneficial ownership of these shares to the extent it does not have a pecuniary interest in such securities.
(d) LAL includes (i) 6,166,645 shares held directly, (ii) 4,640,548 shares indirectly as a co-Trustee and beneficiary of the EL 1994 Trust, (iii) 1,464,158 shares indirectly as grantor of The 1992 Leonard A. Lauder Grantor Retained
Annuity Trust (the "GRAT"), (iv) 4,492,361 shares indirectly as the sole individual general partner of LAL Family
Partners and the majority stockholder of LAL Family Corporation, which is the sole corporate partner of LAL Family
Partners (LAL Family Partners is a limited partnership in which LAL has sole voting and investment power), (v)
7,692 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder
LAL Trust, which is also a general partner of Lauder & Sons L.P.), and (vi) 260,000 shares indirectly which are held directly by his spouse, EHL. LAL disclaims beneficial ownership of the shares in clauses (d)(ii),(iii),(iv) and (v)
to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause (d)(vi) owned by his spouse.
(e) EHL includes (i) 260,000 shares held directly, (ii) 6,166,645 shares held directly by her spouse, and (iii)
10,604,759 shares held indirectly by her spouse.   EHL disclaims beneficial
ownership of securities owned directly
and indirectly by her spouse.
(f) RSL includes (i) 6,694,172 shares held directly, (ii) 1,591 shares indirectly as Trustee of the Descendants of
RSL 1966 Trust, (iii) 4,640,548 shares indirectly as a co-Trustee and beneficiary of the EL 1994 Trust, (iv) 7,692 shares indirectly as a general partner of Lauder & Sons L.P. (RSL is also a Trustee of The 1995 Estee Lauder RSL
Trust, which is also a general partner of Lauder & Sons L.P.). RSL disclaims beneficial ownership of the shares in clauses (f)(ii),(iii), and (iv) to the extent he does not have a pecuniary interest in such securities. The shares in clause (f)(i) do not account for a short position of 6,590,909 shares of Class A Common Stock established pior to the issuer's initial public offering.
Joint Filer
Information
Name: LAL Family Partners
L.P.
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/30/1998
Signature: /s/ Leonard A. Lauder, General
Partner
Joint Filer Information
Name: LAL Family Corporation
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/30/1998
Signature: /s/ Leonard A. Lauder,
President
Joint Filer Information
Name: Leonard A. Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/30/1998
Signature: /s/ Leonard A.
Lauder
Joint Filer Information
Name: Evelyn H. Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/30/1998
Signature: /s/ Evelyn H.
Lauder
Joint Filer
Information
Name: Ronald S.
Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/30/1998
Signature: /s/ Ronald S.
Lauder
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder, Trustee
DATE
12/02/1998